Exhibit 10.8

EXECUTIVE

SEVERANCE BENEFITS AGREEMENT

THIS EXECUTIVE SEVERANCE BENEFITS AGREEMENT (the “AGREEMENT”) is entered into this         day of                     (the “Effective Date”), between             (“EXECUTIVE”) and Monogram Biosciences Inc. (the “COMPANY”). This Agreement is intended to provide Executive with the compensation and benefits described herein upon the occurrence of specific events. Certain capitalized terms used in this Agreement are defined in Article 5.

The Company and Executive hereby agree as follows:

ARTICLE 1

SCOPE OF AND CONSIDERATION FOR THIS AGREEMENT

1.1 Executive is currently employed by the Company.

1.2 The Company and Executive wish to set forth the compensation and benefits which Executive shall be entitled to receive in the event Executive’s employment with the Company is terminated under the circumstances described herein following a Change in Control.

1.3 The duties and obligations of the Company to Executive under this Agreement shall be in consideration for Executive’s past services to the Company, Executive’s continued employment with the Company, and Executive’s execution of a release in accordance with Section 3.1.

1.4 This Agreement shall supersede any other agreement relating to cash severance benefits, health benefits in the event of Covered Termination following a Change in Control.

ARTICLE 2

SEVERANCE BENEFITS

2.1 Severance Benefits. A Covered Termination (as defined in Article 4) entitles Executive to receive the benefits set forth in Sections 2.2 and 2.3.

2.2 Severance Payment. Executive shall receive a severance payment equal to twelve (12) months of his Base Salary plus the amount of the bonus the Executive received during the year prior to the Covered Termination. Such amount shall be subject to all required tax withholding and shall be paid in a lump sum upon Executive’s compliance with Section 3.1 herein.

2.3 Health Insurance Coverage. If the Executive elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of his Employment, then the Company shall pay the Executive’s monthly premium under COBRA until the earliest of (i) the close of the Continuation Period or (ii) the expiration of the Executive’s continuation coverage under COBRA.

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2.4 Mitigation. Except as otherwise specifically provided herein, Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of the Covered Termination.

2.5 Compliance with Section 409A. Benefits payable under this Agreement, to the extent of payments made from the date of Executive’s termination through March 15th of the calendar year following such termination, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary termination from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment to Executive be delayed until six (6) months after separation from service if Executive is a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service.

ARTICLE 3

LIMITATIONS AND CONDITIONS ON BENEFITS

3.1 Release Prior To Payment Of Benefits. Upon the occurrence of a Covered Termination, and prior to the payment of any benefits under this Agreement on account of such Covered Termination, Executive shall execute a release (the “Release”) in the form attached hereto and incorporated herein as Exhibit A within the time period set forth therein (but in no event later than forty-five (45) days after the date of termination). Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution and shall confirm Executive’s obligations under the Company’s standard form of proprietary information and inventions agreement. It is understood that, as specified in the applicable Release, Executive has a certain number of calendar days to consider whether to execute such Release, and Executive may revoke such Release within seven (7) calendar days after execution. In the event Executive does not execute such Release within the applicable period, or if Executive revokes such Release within the subsequent seven (7) day period, no benefits shall be payable under this Agreement, and this Agreement shall be null and void.

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3.2 Termination of Benefits. Benefits under this Agreement shall terminate immediately if the Executive, at any time, violates any proprietary information or confidentiality obligation to the Company.

3.3 Non-Duplication of Benefits. Executive is not eligible to receive benefits under this Agreement more than one time.

ARTICLE 4

DEFINITIONS

For purposes of the Agreement, the following terms are defined as follows:

4.1 “Base Salary” means Executive’s annual base salary as in effect during the last regularly scheduled payroll period immediately preceding the Covered Termination.

4.2 “Board” means the Board of Directors of the Company.

4.3 “Cause” means that, in the reasonable determination of the Company or, in the case of the Chief Executive Officer, the Board, Executive:

(a) has willfully or recklessly, and repeatedly failed to satisfactorily perform the Executive’s job duties, after being given written notice of the failure to perform and an opportunity to cure such deficiency;

(b) has committed an act that materially injures the business of the Company;

(c) has misappropriated property belonging to the Company or has violated any of his proprietary information or confidentiality obligations to the Company; or

(d) has been convicted of a felony involving moral turpitude that is likely to inflict or has inflicted material injury on the business of the Company.

4.4 “Change in Control” means

(a) a sale or other disposition of all or substantially all of the assets of the Company;

(b) a merger or consolidation in which the Company is not the surviving entity and in which the stockholders of the Company immediately prior to such consolidation or merger own less than fifty percent (50%) of the surviving entity’s voting power immediately after the transaction;

(c) a reverse merger in which the Company is the surviving entity but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which the stockholders of the Company immediately prior to such reverse merger own less than fifty percent (50%) of the Company’s voting power immediately after the transaction;

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(d) after the Listing Date as defined in the Company’s Equity Incentive Plan, an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the voting power entitled to vote in the election of Directors; or

(e) in the event that the individuals who, as of the date of adoption of the Plan, are members of the Company’s Board (the “Incumbent Board”), cease for any reason to constitute at least fifty percent (50%) of the Board. (If the election, or nomination for election by the Company’s stockholders, of any new Director is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new Director shall be considered to be a member of the Incumbent Board in the future.)

4.5 “Company” means Monogram Biosciences, Inc. or, following a Change in Control, the surviving entity resulting from such transaction.

4.6 “Constructive Termination” means the Executive’s resignation from employment with the Company resulting from the occurrence of any of the following events without the Executive’s express written consent:

(a) a change in Executive’s responsibilities which represents material adverse change from the Executive’s responsibilities as in effect at any time within ninety (90) days preceding the effective date of a Change in Control or at any time thereafter, or the assignment to Executive of any duties or responsibilities which are materially and adversely inconsistent with the Executive’s duties and responsibilities in effect at any time within ninety (90) days preceding the effective date of a Change of Control or at any time thereafter;

(b) a material reduction by the Company in Executive’s overall compensation package [or any failure to pay Executive any compensation or benefits to which Executive is entitled within fifteen (15) days of the date due;

(c) the Company’s relocation of Executive to any place outside a fifty (50) mile radius of the Executive’s current worksite, except for reasonably required travel on the business of the Company and/or its affiliates which is not materially greater than such travel requirements prior to the effective date of the Change of Control. A relocation of Executive’s business office to a location more than twenty (20) miles from the location at which Executive performs duties as of the effective date of the Change in Control;

(d) the failure by the Company to: (i) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Executive was participating at any time within ninety (90) days preceding the effective date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to Executive (it being understood that changes to any such plans necessitated by the need to conform Executive’s and the Company’s other employees’, as a whole,

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compensation and benefits packages to those of the surviving corporation and/or acquiror (as applicable) shall not alone constitute Constructive Termination unless such changes result in a material reduction in Executive’s overall annual compensation package as described in subsection (B) above), or (ii) provide Executive with compensation and benefits, in the aggregate, at least substantially similar (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which the Executive was participating at any time within ninety (90) days preceding the effective date of a Change in Control or at any time thereafter;

(e) a material breach by the Company of any provision of this Agreement, unless such breach is cured within fifteen (15) days following notice by the Executive of such breach; or

(f) any failure by the Company to obtain the assumption of this Agreement by the surviving corporation and/or acquiror (as applicable) of the Company.

Notwithstanding the foregoing, the Executive’s resignation will be deemed a “Constructive Termination” only if: (a) the Executive notifies the Company in writing, within 30 days after the occurrence of one of the foregoing events, that he or she intends to terminate his or her employment no earlier than 30 days after providing such notice; (b) the Company does not cure such condition within 30 days following its receipt of such notice or states unequivocally in writing that it does not intend to attempt to cure such condition; and (c) the Executive resigns from employment within 30 days following the end of the period within which the Company was entitled to remedy the condition constituting the Constructive Termination but failed to do so.

4.7 “Covered Termination” means an Involuntary Termination Without Cause or a Constructive Termination within three (3) months prior to or twenty-four (24) months following the effective date of a Change in Control.

4.8 “Involuntary Termination Without Cause” means Executive’s dismissal or discharge other than for Cause. The termination of Executive’s employment as a result of Executive’s death or disability will not be deemed to be an Involuntary Termination Without Cause.

ARTICLE 5

GENERAL PROVISIONS

5.1 Employment Status; Employment Agreement Superceded. This Agreement does not constitute a contract of employment or impose upon Executive any obligation to remain as an employee, or impose on the Company any obligation (i) to retain Executive as an employee, (ii) to change the status of Executive as an at-will employee, or (iii) to change the Company’s policies regarding termination of employment. In the event of any conflict between the provisions of this Agreement and the provisions of any other previously existing employment, severance or other similar agreement, then the provisions of this Agreement shall govern.

5.2 Notices. Any notices provided hereunder must be in writing, and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to the

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Company at its primary office location and to Executive at Executive’s address as listed in the Company’s payroll records. Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at the address as listed in the Company’s payroll records.

5.3 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

5.4 Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

5.5 Arbitration. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration held in San Diego County, California through Judicial Arbitration & Mediation Services/Endispute (“JAMS”) under the then existing JAMS arbitration rules. However, nothing in this section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party in any such arbitration shall be responsible for its own attorneys’ fees, costs and necessary disbursement; provided, however, that in the event one party refuses to arbitrate and the other party seeks to compel arbitration by court order, if such other party prevails, it shall be entitled to recover reasonable attorneys’ fees, costs and necessary disbursements. Pursuant to California Civil Code Section 1717, each party warrants that it was represented by counsel in the negotiation and execution of this Agreement, including the attorneys’ fees provision herein.

5.6 Complete Agreement. This Agreement, including Exhibit A, constitutes the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter, wholly superseding all written and oral agreements with respect to cash severance benefits and health benefits to Executive in the event of employment termination other than any outstanding loans by the Company to Executive. It is entered into without reliance on any promise or representation other than those expressly contained herein.

5.7 Amendment Or Termination Of Agreement. This Agreement may be changed or terminated only upon the mutual written consent of the Company and Executive. The written consent of the Company to a change or termination of this Agreement must be signed by an executive officer of the Company after such change or termination has been approved by the Board.

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5.8 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

5.9 Headings. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

5.10 Successors And Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, and the Company, and any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, and their respective successors, assigns, heirs, executors and administrators, without regard to whether or not such person actively assumes any rights or duties hereunder; provided, however, that Executive may not assign any duties hereunder and may not assign any rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.

5.11 Choice Of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California, without regard to such state’s conflict of laws rules.

5.12 Non-Publication. The parties mutually agree not to disclose publicly the terms of this Agreement except to the extent that disclosure is mandated by applicable law or to respective advisors (e.g., attorneys, accountants).

5.13 Construction Of Agreement. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

IN WITNESS WHEREOF, the parties have executed this Agreement on the Effective Date written above.

MONOGRAM BIOSCIENCES, INC.	[EXECUTIVE]

By:
Name:
Title:

Exhibit A: Release

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EXHIBIT A

RELEASE

Certain capitalized terms used in this Release are defined in the Executive Severance Benefits Agreement (the “Agreement”), which I have executed and of which this Release is a part.

I hereby confirm my obligations under the Company’s proprietary information and inventions agreement.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of disputed compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; statutory law; common law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to agreement or applicable law.

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I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following the execution of this Release by the parties to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by me.

[EXECUTIVE]

Date:

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